Exhibit 99.1

17855 North Dallas Parkway Dallas, TX 75287 (Nasdaq/SC: MKSP)

CONTACT

Randall Oxford, Media Relations
          (972) 349-6580

FOR IMMEDIATE RELEASE

February 7, 2001

MARKETING SPECIALISTS ANNOUNCES
NEW RETAIL DRUG DIVISION

Addition enhances Company's focus on servicing non-grocery sector

          DALLAS, TX... February 7, 2001 - Marketing Specialists Corporation (Nasdaq/SC: MKSP), a leading provider of outsourced sales and marketing services to manufacturers, suppliers and producers of food products and consumer goods, reported today that the Company is expanding its services to include a new Retail Drug Division.

           In addition to current coverage in the mass, club, convenience, and specialty outlets, Marketing Specialists' Channel Division will begin providing continuity coverage in some 15,000 retail drug outlets beginning Jan. 28, 2001, through the new Retail Drug Division. Nestlé is the initial principal partner for the new venture. The new business unit will report directly to Robin Schofield, president of Marketing Specialists' Corporate Customer Teams/Channel Division; and will be managed by Tom Porter, vice president of Marketing Specialists' Retail Drug Division/New Business Development.

          "This latest national venture is very exciting and tremendously significant because it further supports our objective of providing world-class support in high-growth, non-grocery outlets," said Mr. Schofield. "The establishment of the Retail Drug Division also supports and further strengthens Marketing Specialists' highly successful customer team structure."

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MARKETING SPECIALISTS ANNOUNCES NEW RETAIL DRUG DIVISION                                                PAGE 2 OF 2

          To keep pace with the continuing evolution taking place within its industry, Marketing Specialists has successfully expanded its national reach, enhanced its customer teams and consolidated offices throughout the country to better reflect the business structure of its retailer and manufacturer partners. These initiatives have enabled the Company to sharpen its focus and further raise the bar on the standard of services for which the Company has long been recognized. The initiatives also resulted in a series of national appointments from several leading manufacturers.

          With more than 6,000 associates in 65 locations throughout the United States, Marketing Specialists is one of the nation's largest sales and marketing organizations.

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          To receive Marketing Specialists' latest news release and other corporate documents via FAX at no cost, dial 1-800-PRO-INFO. Use the Company's code, MKSP.

Or visit the Company's pages at www.frbinc.com.

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This press release contains forward-looking statements with the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of Marketing Specialists. Actual events, performance and results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. The factors which may cause such differences include, among other things, Marketing Specialists' ability to complete renegotiations with its bankers involving financing and covenant issues, successfully integrate any future or past acquisitions; complete or modify conditions relating to Richmont's pending offer to purchase all outstanding shares of the Company, realign principals as a result of the merger and consummate transactions contemplated by letters of intent to which Marketing Specialists is a party, as well as the competitive environment and general economic conditions. For further information, please refer to the Company's fillings with the Securities and Exchange Commission.